SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                         FORT PITT CAPITAL FUNDS,
                                              a Delaware business trust
Address of Principal Business Office
(No. & Street, City, State, Zip Code):        790 Holiday Drive
                                              Foster Plaza Eleven
                                              Pittsburgh, Pennsylvania 15220


Telephone Number (including area code):       (412) 921-1822

Name and address of agent for                 Thomas P. Bellhy
service of process:                           c/o Fort Pitt Capital Group, Inc.
                                              920 Holiday Drive
                                              Foster Plaza Eleven
                                              Pittsburgh, Pennsylvania 15220

Copies to:
      John W. Lewis, II, Esq., Gregory A. Gross, Esq., Bruce F. Rudoy, Esq.
                            Metz Schermer & Lewis LLC
               11 Stanwix Street, 18th Floor, Pittsburgh, PA 15222

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES
[X] NO [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Pittsburgh and the state of Pennsylvania on the 13th day of September, 2001.

                                     FORT PITT CAPITAL FUNDS


                                     By:  /s/ Thomas P. Bellhy
                                          --------------------------------------
                                          Thomas P. Bellhy, President & Trustee


Attest:   /s/ Douglas W. Kreps
          ------------------------------------
         Douglas W. Kreps, Secretary & Trustee